SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [ ]

         Check the appropriate box:

[  ]  Preliminary Proxy Statement

[  ]  Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[XX]  Definitive Proxy Statement
[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                                  CONAGRA, INC.
       ------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
       ------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement, if other
                              than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules  14a-6(i)(1)  and 0-11.

    1) Title of each class of securities to which transaction applies:

    -------------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:

    -------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _________________________

    4) Proposed maximum aggregate value of transaction: ________________________

    5) Total fee paid: _________________________________________________________

      [ ] Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

        1) Amount Previously Paid:______________________________________________

        2) Form, Schedule or Registration Statement No.:________________________

        3) Filing Party:________________________________________________________

        4) Date Filed:__________________________________________________________

                             CONAGRA PROXY STATEMENT
                                       for
                               September 28, 2000
                          Annual Stockholders' Meeting
                                of ConAgra, Inc.


                                           ConAgra, Inc.
                                           One ConAgra Drive
                                           Omaha, NE 68102-5001
                                           Phone: (402) 595-4000

                                           Bruce Rohde
                                           Chairman and
                                           Chief Executive Officer

Dear Stockholder:

    It's our pleasure to invite you to ConAgra's Annual Meeting of Stockholders in Omaha on September 28, 2000. In the following pages you'll find information about the meeting plus a Proxy Statement.

    A brief reception will precede the meeting and management presentation, followed by a question and answer session for stockholders.

    If you can't be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope. Stockholders may also vote by telephone or via the Internet.

    Your prompt response will help your Company avoid additional solicitation costs. In person or by proxy, your vote is important. Thank you!

                                          Sincerely,

                                          /s/ Bruce Rohde

                                          Bruce Rohde

August 25, 2000

                                               ConAgra, Inc.
                                               One ConAgra Drive
                                               Omaha, NE 68102-5001
                                               Phone: (402) 595-4000

                                               James P. O'Donnell
                                               Executive Vice President, CFO
                                               and Corporate Secretary

To ConAgra Stockholders:

    ConAgra's Annual Stockholders' Meeting will be held on Thursday, September 28, 2000 at the Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m.

    Matters to be voted on at the meeting are:

    o   Elect directors.

    o   Approve independent accountants for fiscal 2001.

    o   Approve the ConAgra 2000 Stock Plan.

    o   Approve name change to "ConAgra Foods, Inc."

    Stockholders of record as of the close of business on July 31, 2000 are eligible to vote at the Annual Stockholders' Meeting.

    It's important that your shares be represented whether or not you plan to attend. You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope. Stockholders may also vote by telephone or via the Internet. If you attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

         By order of the Board of Directors.

                                            /s/ James P. O'Donnell

                                            James P. O'Donnell

August 25, 2000

                                  ConAgra, Inc.
                                One ConAgra Drive
                           Omaha, Nebraska 68102-5001

                                 PROXY STATEMENT

          Annual Meeting of Stockholders to be held September 28, 2000
                  Proxy Solicitation by the Board of Directors

    This statement is furnished in connection with the Annual Meeting of Stockholders to be held at the Omaha Civic Auditorium Music Hall, 1804 Capitol Avenue, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m. on September 28, 2000. Stockholders of record at the close of business on July 31, 2000 will be entitled to vote at the meeting.

                                     PROXIES

    Your vote is very important. For this reason, the Board of Directors is requesting that you use the enclosed proxy card to vote your shares. If the accompanying proxy is executed, the shares represented by the proxy will be voted as specified. You may also vote your shares by delivering your proxy by telephone or via the Internet. The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees. This Proxy Statement is being mailed to stockholders on or about August 25, 2000.

    If a broker, bank or other nominee holds your Common Stock, you will receive instructions from them that you must follow in order to have your shares voted. If you hold certificate(s) in your own name as a holder of record, you may vote your Common Stock by signing, dating and mailing the proxy card in the postage paid envelope provided. Of course, you can always come to the meeting and vote your shares in person.

    You may revoke the proxy before the meeting, whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: James P. O'Donnell, Corporate Secretary, ConAgra, Inc., One ConAgra Drive, Omaha, Nebraska, 68102; to be effective, a mailed revocation must be received by the Secretary on or before September 27, 2000. A stockholder may attend the meeting in person, withdraw the proxy and vote in person.

                                VOTING SECURITIES

    The Company at July 31, 2000 had issued and outstanding 492,326,241 voting shares of Common Stock. Each share of Common Stock is entitled to one vote. There were no shares of Preferred Stock outstanding at July 31, 2000.

    The presence of a majority of the outstanding Common Stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

    The three nominees receiving the highest vote totals will be elected as Directors of ConAgra. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors.

    The approval of the proposed amendment to the Certificate of Incorporation to change ConAgra's name requires the affirmative vote of a majority of the shares entitled to vote. An abstention and a broker non-vote will have the same effect as a negative vote. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

                       VOTING SECURITIES AND OWNERSHIP BY
                            CERTAIN BENEFICIAL OWNERS

    No stockholder is known by the Company to beneficially own more than 5% of the Company's outstanding Common Stock as of July 31, 2000.

                             VOTING SECURITIES OWNED
                       BY EXECUTIVE OFFICERS AND DIRECTORS

     The following table shows certain information on ConAgra's Common Stock beneficially owned by directors and the executive officers named in the summary compensation table as of July 31, 2000. No director or executive officer beneficially owned 1% or more of ConAgra's Common Stock. The directors and all executive officers as a group beneficially owned 1.0% of ConAgra's outstanding Common Stock. The shares shown as beneficially owned include shares which executive officers and directors are entitled to acquire pursuant to outstanding stock options exercisable within sixty days of July 31, 2000.

                                                                 BENEFICIAL
    NAME                             TITLE OF CLASS             OWNERSHIP (1)
    ----                             --------------             -------------
    Mogens C. Bay                    Common Stock                    42,400
    Charles M. Harper                Common Stock                 2,455,630
    Robert A. Krane                  Common Stock                   107,612
    Carl E. Reichardt                Common Stock                    85,600
    Bruce Rohde                      Common Stock                   631,056
    Ronald W. Roskens                Common Stock                    76,200
    Marjorie M. Scardino             Common Stock                    69,453
    Walter Scott, Jr.                Common Stock                   202,500
    Kenneth E. Stinson               Common Stock                    46,400
    Clayton K. Yeutter               Common Stock                    77,700
    Kenneth W. Gerhardt              Common Stock                   101,750
    Dwight J. Goslee                 Common Stock                   218,819
    Owen C. Johnson                  Common Stock                    80,912
    Thomas L. Manuel                 Common Stock                   761,705
    James P. O'Donnell               Common Stock                   273,224

    Directors and Executive
    Officers as a Group              Common Stock                 4,685,899
    (20 Persons)

(1) Shares reported include shares owned by spouses of directors; 45,000 common shares owned by a charitable foundation for which Mr. Scott is a trustee and disclaims beneficial ownership; and 1,678,954 common shares which directors and executive officers are entitled to acquire pursuant to stock options exercisable within sixty days of July 31, 2000.

                     ITEM 1: BOARD OF DIRECTORS AND ELECTION

    The  Company's  Board of  Directors  is  presently  composed of ten members, divided into three classes. Each class serves for three years on a staggered-term basis. Three directors are to be elected at the 2000 stockholders meeting. The Board of Directors' nominees to positions on the Board expiring in September 2003 are: Robert A. Krane, Bruce Rohde and Walter Scott, Jr.

    The following paragraphs set forth the principal occupation of each director for the last five years, other positions each has held, the date each was first elected a director of the Company, the date each director's term expires, and the age of each director. Directors who are nominees for election at the 2000 Annual Stockholders' Meeting are listed first.

ROBERT A. KRANE - Nominee -- Denver, Colorado.
Consultant, KRA, Inc. from September 1990 to 1998; President, Chief Executive Officer and Director of Central Bancorporation, Inc. from June 1988 until
January 1990; President, COO and Director of Central Bancorporation, 1986 to 1988; Vice Chairman and Director of Norwest Corporation, 1982 to 1985; President and Director of Norwest Corporation, 1981 to 1982. Mr. Krane has been a director
since 7/20/82.   His current term expires 9/28/00.  He is 66 years of age.

BRUCE ROHDE - Nominee -- Omaha, Nebraska.
President of ConAgra since August 1996, Chief Executive Officer of ConAgra since September 1997 and Chairman of the Board of ConAgra since September 1998.
President of McGrath, North, Mullin & Kratz, PC from 1984 to August 1996. Director of Valmont Industries, Inc. Mr. Rohde has been a director since 8/26/96. His current term expires 9/28/00. He is 51 years of age.

WALTER SCOTT, JR. - Nominee -- Omaha, Nebraska.
Chairman of the Board of Level 3 Communications, Inc. (communications and information services); Chairman Emeritus of Peter Kiewit Sons', Inc. (construction and mining). Director of Berkshire Hathaway, Inc., Burlington Resources, Inc., MidAmerican Energy Holdings Company, Commonwealth Telephone Enterprises, Inc., RCN Corporation, and Valmont Industries, Inc. Mr. Scott has been a director since 12/5/86. His current term expires 9/28/00. He is 69 years of age.

The following directors serve for terms that expire after 2000:

MOGENS C. BAY -- Omaha, Nebraska.
Chairman and Chief Executive Officer of Valmont Industries, Inc. (products for water management and infrastructure) since January 1997; Director, President and CEO of Valmont Industries Inc. from 1993 to December 1996. Director of Peter Kiewit Sons', Inc. Mr. Bay has been a director since 12/12/96. His current term expires 9/27/01. He is 51 years of age.

CHARLES M. HARPER - Omaha, Nebraska.
Chief Executive Officer, RJR Nabisco Holdings Corp. from June 1993 to December 1995; Chairman RJR Nabisco Holdings Corp. from June 1993 to May 1996. Chairman of the Board of Directors of ConAgra from 1981 until May 1993; Chief Executive Officer of ConAgra from 1976 until September 1992. Mr. Harper has been a director since 8/13/75. His current term expires 9/27/01. He is 72 years of age.

CARL E. REICHARDT -- San Francisco, California.
Retired Chairman of the Board of Directors and Chief Executive Officer of Wells Fargo & Company and Wells Fargo Bank. Director of HCA-The Healthcare Company, Ford Motor Co., PG&E Corporation, HSBC Holdings, plc., McKesson HBOC, Inc. and Newhall Management Corporation. Mr. Reichardt has been a director since 3/1/93. His current term expires 9/27/01. He is 69 years of age.

RONALD W. ROSKENS -- Omaha, Nebraska.
President of Global Connections, Inc. (international business consulting). Head of U. S. Agency for International Development from 1990 until December 1992. President of University of Nebraska from 1977 to 1989. Mr. Roskens has been a director since 12/3/92. His current term expires 9/26/02. He is 67 years of age.

MARJORIE M. SCARDINO -- London, England.
Chief Executive Officer of Pearson, plc (international media company) since January 1997; Chief Executive of The Economist Newspaper, Ltd. from April 1993 to January 1997. Director, America Online, Inc. Mrs. Scardino has been a director since 6/1/94. Her current term expires 9/27/01. She is 53 years of age.

KENNETH E. STINSON -- Omaha, Nebraska.
Chairman and Chief Executive Officer of Peter Kiewit Sons', Inc. (construction and mining). Director, Valmont Industries, Inc. and Level 3 Communications, Inc. Mr. Stinson has been a director since 12/12/96. His current term expires 9/26/02. He is 57 years of age.

CLAYTON K. YEUTTER- Scottsdale, Arizona.
Of counsel with the Washington, DC law firm of Hogan & Hartson since February 1993; Counselor to the President of the United States for Domestic Policy in 1992; US Secretary of Agriculture from February 1989 until February 1991; and former US Trade Representative. Director of Oppenheimer Funds, Texas Instruments, Caterpillar, FMC, Zurich Financial Services, and Weyerhaeuser Co. Mr. Yeutter has been a director since 12/3/92. His current term expires 9/26/02. He is 69 years of age.

    It is intended that proxies will be voted "FOR" the election of the above-indicated nominees. In case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

                      DIRECTORS' MEETINGS AND COMPENSATION

    The Board of Directors meets on a regularly scheduled basis. During fiscal 2000, the Board met on six occasions. Each director attended at least 75% of the total number of meetings of the Board and the Committees on which the director served.

    The Board of Directors has assigned certain responsibilities to committees. The Audit Committee reviews (1) the financial statements of the Company, (2) the scope, planning and reports from the independent auditors concerning the annual audit, (3) the independence and performance of the independent auditors and internal auditing department and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee met five times during fiscal 2000. Current members of the Audit Committee are Robert A. Krane (Chairman), Mogens C. Bay and Kenneth E. Stinson.

    The Corporate Affairs Committee advises ConAgra management on external factors and relationships affecting the Company's objectives and strategies. Focus areas include economics, government, regulation, sustainable development, community affairs and stockholder relations. During fiscal 2000, the Corporate Affairs Committee met five times. Current members of the Corporate Affairs Committee are Ronald W. Roskens (Chairman) and Marjorie M. Scardino.

     The Human Resources Committee reviews and approves the compensation of employees above a certain position level, reviews proposals relating to incentive compensation and benefit plans and administers compensation plans presently in effect. During fiscal 2000, the Human Resources Committee met five times. Current members of the Human Resources Committee are Carl E. Reichardt (Chairman), Walter Scott, Jr. and Clayton K. Yeutter.

     The Executive Committee generally has authority to act on behalf of the Board of Directors between meetings. The Executive Committee met two times during fiscal 2000. Current members of the Executive Committee are Bruce Rohde (Chairman), Charles M. Harper, Carl E. Reichardt and Walter Scott, Jr.

     The Company does not have a standing Nominating Committee.

    For their services on the Board, non-employee directors were paid $40,000 per year for the past fiscal year. The Chairmen of the Human Resources, Audit and Corporate Affairs Committees each receive an additional $15,000 per year in compensation. Each non-employee director receives $1,000 per meeting attended. Each non-employee director receives without cost a grant of 1,800 shares of ConAgra Common Stock per year under the ConAgra 1995 Stock Plan. Non-employee directors also receive an annual grant of non-statutory options exercisable at fair market value on date of grant to acquire 9,000 shares of ConAgra Common Stock under the ConAgra 1995 Stock Plan.

    All directors of ConAgra are eligible to participate in the Directors' Charitable Award Program, in which each director is entitled to name one or more tax-exempt organizations to which ConAgra will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. A director is vested in the Program upon completion of three years of service as a director or upon the death, disability or mandatory retirement of such director. ConAgra maintains insurance on the lives of its directors to fund the Program. Directors derive no personal financial benefit from the Program since any insurance proceeds and the tax-deductible donations accrue solely to the benefit of ConAgra.

    ConAgra and Mr. Harper are parties to a deferred compensation agreement dated March 15, 1976, which provided that $25,000 was accrued for each year of Mr. Harper's employment and is being paid to Mr. Harper in a series of installments following his termination of employment on May 30, 1993. Pursuant to the agreement, interest is accrued on the balance due at the rate of 8% per annum.

                             EXECUTIVE COMPENSATION

    The following Summary Compensation Table shows compensation paid by ConAgra for services rendered during fiscal years 2000, 1999 and 1998 for the Chief Executive Officer and the next five highest compensated executive officers of ConAgra.

                           SUMMARY COMPENSATION TABLE

                                  Annual Compensation                  Long-Term Compensation
Name/                                                             Restricted      Option       LTIP         All Other
Principal Position            Fiscal     Salary       Bonus      Stock Awards     Grants      Payouts     Compensation
                               Year        ($)         ($)       (1) (4) ($)      (4) (#)     (4) ($)        (2) ($)
Bruce Rohde                    2000      950,705    2,440,000             0       225,840    1,185,660       103,588
   Chairman                    1999      950,437      923,700             0       150,042      831,027        58,587
   Chief Executive             1998      915,227      183,000             0       240,000    1,495,200        34,934
   Officer & President

Thomas L. Manuel               2000      601,070      300,000             0             0      395,220        29,084
   President & Chief           1999      600,355      300,000             0        50,014      277,009        29,376
   Operating Officer           1998      498,912      498,900             0        16,232      498,400        32,524
   ConAgra Trading
   and Processing Cos.

James P. O'Donnell             2000      405,366      404,330             0        75,280      395,220        26,031
   Executive Vice              1999      346,618      125,200             0        50,014      277,009        16,431
   President, Chief            1998      318,500       71,500             0         8,116      498,400        14,291
   Financial Officer,
   Secretary

Owen C. Johnson (3)            2000      360,929      370,900             0        37,640      197,610        23,202
   Senior Vice President       1999      289,711      202,800     1,035,000        65,192      138,505        15,974
   Human Resources and
   Administration

Dwight J. Goslee               2000      350,925      363,380             0        37,640      197,610        22,459
   Senior Vice President       1999      277,115      100,100             0        50,007      138,505        11,937
   Mergers and                 1998      257,115       57,700             0         8,116      249,200         9,444
   Acquisitions

Kenneth W. Gerhardt (3)        2000      329,419      372,200             0        37,640      197,610        22,368
   Senior Vice President,      1999      300,167      210,000             0        25,012      138,505        16,198
   Chief Information
   Officer

(1) Mr. Johnson received a restricted stock award of 40,000 shares on July 10, 1998 in connection with his hiring, which vest 100% on June 22, 2003 and immediately upon death, total disability or change of control. Under ConAgra's long-term senior management incentive program, certain awards are made in restricted stock equivalent units (see footnote 4 below). The executive receives dividends paid on the restricted stock and equivalent units. At the end of fiscal 2000, the aggregate restricted (unvested) stock and / or equivalent holdings (including the fiscal 2000 awards reflected in footnote 4), valued at the closing price on ConAgra common stock at May 28, 2000 without giving effect to the diminution of value attributable to the restrictions on such stock or units were: Mr. Rohde - $5,012,358 (224,016 shares/units); Mr. Manuel - $4,691,344 (209,669 shares/units); Mr. O'Donnell - $827,070 (36,964 shares/units); Mr. Johnson - $1,218,498 (54,458 shares/units); Mr. Goslee - $484,106 (21,636 shares/units); and Mr. Gerhardt - $1,453,256 (64,950 shares/units).

(2) Amounts represent contributions by ConAgra to its qualified and nonqualified 401(k) plans plus the dollar value for term life insurance premiums. Fiscal year 2000 life premium values are as follows: Mr. Rohde, $1,888; Mr. Manuel, $2,084; Mr. O'Donnell, $1,618; Mr. Johnson, $1,475; Mr. Goslee, $1,058; and Mr. Gerhardt, $1,221.

(3) Mr. Johnson became an executive officer on July 10, 1998. Mr. Gerhardt became an executive officer on September 24, 1998.

(4) Prior to fiscal 1999, awards under ConAgra's long-term senior management incentive program were generally paid 50% in restricted stock and 50% in cash (and reported in the restricted stock awards and LTIP payout column). Beginning in fiscal 1999, an amount equal to approximately 50% of the award is paid in restricted stock equivalent units, and in lieu of cash a separate grant of stock options is made (exercisable at the market price on the date of grant) equal to four times the number of restricted stock units. The options are issued following the end of the fiscal year in which earned (July 2000 for fiscal 2000 grants) but are based on services performed in the completed fiscal year and are therefore reported above and in the Option Grant Table as fiscal 2000 grants. For fiscal 1999 and 2000, long-term senior management incentive program awards are reflected above in the LTIP payout column (for the value of restricted stock equivalent units) and in the option grants column, and reporting of the awards for fiscal 1998 has been conformed to this reporting.


    The following table sets forth information on grants of stock options during the last fiscal year to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 2000.

                       OPTION GRANTS FOR FISCAL YEAR 2000

                                      Individual Grants                                        Grant Date Value
--------------------------------------------------------------------------------------------- -------------------
                                                % of Total
                                 Options      Option Grants      Per Share                    Grant Date Present
                                 Granted       To Employees       Exercise      Expiration           Value
                                              In Fiscal 2000     Price ($)         Date             ($) (2)
------------------------------ ------------ ------------------ -------------- --------------- -------------------
Bruce Rohde (1)                    225,840         4.5%            21.00        07/13/2010         1,402,466
------------------------------ ------------ ------------------ -------------- --------------- -------------------
Thomas L. Manuel (1)                     0         N/A              N/A             N/A                  N/A
------------------------------ ------------ ------------------ -------------- --------------- -------------------
James P. O'Donnell (1)              75,280         1.5%            21.00        07/13/2010           467,489
------------------------------ ------------ ------------------ -------------- --------------- -------------------
Owen C. Johnson (1)                 37,640         .7%             21.00        07/13/2010           233,744
------------------------------ ------------ ------------------ -------------- --------------- -------------------
Dwight J. Goslee (1)                37,640         .7%             21.00        07/13/2010           233,744
------------------------------ ------------ ------------------ -------------- --------------- -------------------
Kenneth W. Gerhardt (1)             37,640         .7%             21.00        07/13/2010           233,744
------------------------------ ------------ ------------------ -------------- --------------- -------------------


(1) These options were granted on July 14, 2000 at the then fair market price of ConAgra's common stock. The options become excercisable in 20% annual installments commencing May 27, 2001 and become immediately exercisable upon death, change in control of the company (as defined in the Stock Plan) or retirement. Shares acquired on exercise of the options are restricted for one year in case of voluntary termination and in certain involuntary termination situations as determined by the Human Resources Committee. These options were granted in July 2000 (fiscal 2001), but were awarded based upon fiscal 2000 performance and therefore are shown with fiscal 2000 compensation information. Certain options granted in July 1999 were based on fiscal 1999 results and were reported in the 1999 proxy statement.

(2) The estimated grant date present value reflected in the above table is determined pursuant to SEC regulations using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the option grants reflected in the above table include the following: (1) exercise price on the options ($21.00) equal to the fair market value of the underlying stock on the date of grant; (2) expected option life of six years; (3) dividend yield 2.2%; (4) risk-free interest rate of 6.33%; (5) expected volatility of 20.6%. The ultimate values of the option will depend on the future market price of the Company's common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's Common Stock over the exercise price on the date the option is exercised.

    The following table sets forth information on aggregate option exercises in the last fiscal year and information with respect to the value of unexercised options to purchase ConAgra's Common Stock for the executive officers named in the Summary Compensation Table.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000
                            AND FY-END OPTION VALUES

                                                            Unexercised Options             Value of Unexercised
                                                               Held at FY-End               In-the-Money Options
                                                                  (#) (3)                     At FY-End ($) (2)
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------
                            Shares
                           Acquired     Value Realized
                         On Exercise       ($) (1)       Exercisable    Unexercisable    Exercisable     Unexercisable
                             (#)                                                             ($)              ($)
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------
Bruce Rohde                          0               0         339,785          250,257              0                 0
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------
Thomas L. Manuel                     0               0          92,273           48,065        538,662                 0
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------
James P. O'Donnell              15,750         233,624         133,769           43,077      1,249,501                 0
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------
Owen C. Johnson                      0               0          22,308           43,154              0                 0
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------
Dwight J. Goslee                13,500         198,562         105,515           39,034        923,738                 0
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------
Kenneth W. Gerhardt                  0               0          35,966           39,046              0                 0
----------------------- --------------- -------------- --------------- ---------------- -------------- -----------------


(1) Value realized is the difference between the closing price of ConAgra's common stock at the time of exercise and the exercise price of the options multiplied by the number of shares.

(2) Value shown is the difference between the closing price of ConAgra's common stock on the last trading day of fiscal 2000 and the exercise price of in-the-money options multiplied by the number of shares subject to in-the-money options.

(3) Does not include options granted in fiscal 2001 based upon fiscal 2000 service. Such options were not outstanding at fiscal 2000 year end.

    The following table provides information concerning participation units approved for the executive officers named in the Summary Compensation Table under the long-term senior management incentive program by the Human Resources Committee. The program is an incentive to management to increase earnings per share after tax a minimum of 5% per year compounded from a five-year average earnings base lagged five years. The participants are eligible to share in an award pool capped at 8% of the excess after-tax earnings over and above the described compound growth rate. Beginning with the fiscal year 1999, payouts are made in restricted share equivalent units and stock options. The target award reflected below is based on a Human Resources Committee approved growth rate over the base year, with awards at target levels for double-digit earnings growth.

                           LONG-TERM INCENTIVE AWARDS

                                                                             Estimated Future Payouts

------------------------- ------------------- ------------------- -------------------------------------------------
                                                Performance or
                              Number of       other Period Until
                          Shares, Units or       Maturation or     Threshold          Target            Maximum
                            Other Rights            Payout            (#)               (#)               (#)
------------------------- ------------------- ------------------- ------------- -------------------- --------------
Bruce Rohde                      12                   (1)              0            62,700 (1)            N/A
                                                                                    313,500 (2)
------------------------- ------------------- ------------------- ------------- -------------------- --------------
Thomas L. Manuel                  0                   N/A             N/A               N/A               N/A
                                                                                        N/A
------------------------- ------------------- ------------------- ------------- -------------------- --------------
James P. O'Donnell                4                   (1)              0            20,900 (1)            N/A
                                                                                    83,600 (2)
------------------------- ------------------- ------------------- ------------- -------------------- --------------
Owen C. Johnson                   3                   (1)              0            15,675 (1)            N/A
                                                                                    62,700 (2)
------------------------- ------------------- ------------------- ------------- -------------------- --------------
Dwight J. Goslee                  2                   (1)              0            10,450 (1)            N/A
                                                                                    41,800 (2)
------------------------- ------------------- ------------------- ------------- -------------------- --------------
Kenneth W. Gerhardt               2                   (1)              0            10,450 (1)            N/A
                                                                                    41,800 (2)
------------------------- ------------------- ------------------- ------------- -------------------- --------------


(1) Amount represents the target number of the share equivalent units under the program and is dependent on both earnings and stock price. See description above. Any share equivalent units issued under the program are restricted and will be issued under ConAgra stock plans. The participants receive common stock dividends on the share equivalents. The share equivalent units vest on the fifth anniversary of issuance, or earlier upon death, normal retirement, or change-in-control. If a participant terminates employment, the share equivalent units vest 20% per year of employment post-issuance, unless the termination was for cause. Vested units are paid in shares of common stock.

(2) Amount represents the target number of non-qualified stock options which may be issued in connection with the incentive program and are dependent on both earnings and stock price. Such options will be issued under ConAgra stock plans. Any options issued will be exercisable at the market price of ConAgra's common stock on the date of grant.

                      BENEFIT PLANS AND RETIREMENT PROGRAMS

    ConAgra maintains a non-contributory defined benefit pension plan for all eligible employees. Certain ConAgra employees, including executive officers, participate in a supplemental retirement plan designed to provide pension benefits to which such persons would be entitled, but for the limit on the maximum annual benefits payable under the Employee Retirement Income Security Act of 1974 and the limit under the Internal Revenue Code on the maximum amount of compensation which may be taken into account under ConAgra's basic defined benefit pension plan.

    The following table shows typical annual benefits computed on the basis of a straight life annuity payable on a combined basis under the basic pension program and the supplemental retirement plan, based upon retirement in 2000 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are not subject to reduction for social security or other offset amounts.

                               PENSION PLAN TABLE

                                                              Credited Years of Service
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
Final Average
Remuneration                 10             15              20            25             30              35            40
---------------------- -------------- --------------- -------------- -------------- -------------- -------------- --------------
          $50,000           $5,700         $8,500        $11,300         $14,100       $17,000        $19,800         $22,600
          100,000           12,900         19,300         25,700          32,100        38,600         45,000          51,400
          150,000           20,100         30,100         40,100          50,100        60,200         70,200          80,200
          200,000           27,300         40,900         54,500          68,100        81,800         95,400         109,000
          250,000           34,500         51,700         68,900          86,100       103,400        120,600         137,800
          500,000           70,500        105,700        140,900         176,100       211,400        246,600         281,800
        1,000,000          142,500        213,700        284,900         356,100       427,400        498,600         569,800
        1,500,000          214,500        321,700        428,900         536,100       643,400        750,600         857,800
        2,000,000          286,500        429,700        572,900         716,100       859,400      1,002,600       1,145,800
        2,500,000          358,500        537,700        716,900         896,100     1,075,400      1,254,600       1,433,800
        3,000,000          430,500        645,700        860,900       1,076,100     1,291,400      1,506,600       1,721,800
        3,500,000          502,500        753,700      1,004,900       1,256,100     1,507,400      1,758,600       2,009,800
        4,000,000          574,500        861,700      1,148,900       1,436,100     1,723,400      2,010,600       2,297,800


    Benefits under these plans are based on credited years of service and final average remuneration (generally the highest five consecutive years of compensation out of the last ten years of service for ConAgra). Covered compensation includes salary and bonus. As of May 28, 2000, the named executive officers who participate in the defined benefit pension plan had the following credited years of service: Mr. Rohde, 11 years; Mr. Manuel, 23 years; Mr. O'Donnell, 22 years; Mr. Johnson, 1 year; Mr. Goslee, 15 years; and Mr. Gerhardt, 2 years.

    ConAgra has conditional employment agreements with certain of its officers, including all executive officers named in the summary compensation table. The employment agreements require the individuals to support the position of the Board of Directors with respect to any event by which another entity would acquire effective control of ConAgra (as defined in the agreements) through a tender offer or otherwise. In consideration of this promise, ConAgra agrees to employ the individual for three years after the event by which another entity acquires effective control of ConAgra. During that three year period, the individual would receive annually an amount not less than the individual's current annual compensation, plus the greater of (i) the individual's maximum allowable short-term incentive compensation (as defined in the agreement) or
(ii) the individual's highest short-term incentive award during the prior three fiscal years, and plus an amount equal to the individual's highest per unit award under the long-term compensation plan made during the three fiscal years immediately preceding such acquisition of control multiplied by the number of participation units for the current fiscal year. In addition, the individual would be entitled to those retirement benefits receivable had the individual worked to normal retirement age.

    ConAgra must satisfy this obligation through a trust payable to the employee beginning at retirement age. If the employee is involuntarily terminated or constructively terminated (as defined in the agreements), during the three year employment period, ConAgra is required to pay the individual the amount of annual and incentive compensation described above for any remainder of the three year period plus a full year's compensation and maximum incentive payments, and shall also be obligated to provide the described retirement benefits through a trust.

    In addition, the employee shall receive an amount equal to the difference between the highest tender offer price by the acquiring entity over the closing price of ConAgra Common Stock on the date of termination, multiplied by the number of ConAgra shares owned by the employee on the date of termination (including for this purpose, options granted under Stock Plans.) If the employee voluntarily terminates during the three-year period, ConAgra remains obligated to make the previously described retirement payments and the payments described in the preceding sentence. ConAgra is also required to make a gross-up payment to the employee if any payment to the employee is subject to an excise tax under
Section 4999 of the Internal Revenue Code.

    ConAgra adopted in 1989 the ConAgra Incentives and Deferred Compensation Change in Control Plan. Under this plan, in the event of a change in control of ConAgra (as defined in the plan), all benefits, payments and deferred compensation under ConAgra's various incentive, bonus, deferred compensation and similar arrangements, for all employees participating under the applicable plans, become immediately non-forfeitable. In addition, a participant under any of the plans who is terminated after a change in control shall receive a pro rata benefit based on the portion of the year for which the participant was employed.

    ConAgra and Mr. Rohde are parties to an employment agreement effective August 26, 1996. Mr. Rohde receives as compensation (1) a base salary of not less than $750,000 per annum, (2) participation in ConAgra's Executive Annual Incentive Plan with a target bonus of not less than 80% of base salary and (3) participation in the Long-Term Senior Management Incentive Program. Mr. Rohde received on August 26, 1996 an award of 200,000 (post-1997 stock split) restricted shares vesting at the rate of 10% per year and an option to acquire 200,000 (post-1997 stock split) shares of stock exercisable at fair market value on the date of grant and vesting at the rate of 20% per annum. If Mr. Rohde is terminated without cause or voluntarily terminates with good reason (all as defined in the employment agreement), his then current base salary continues for a period of 24 months and all options and restricted shares immediately vest. The options and restricted shares also vest upon death or permanent disability. The employment agreement imposes certain noncompetition and confidentiality agreements on Mr. Rohde.

                        HUMAN RESOURCES COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

    ConAgra's executive compensation plans are administered by the Human Resources Committee of the Board of Directors (the "Committee"). The Committee is composed of non-employee directors. The Committee has the responsibility to establish, review and change the compensation programs for ConAgra's executive officers.

ConAgra's Compensation Philosophy

    ConAgra's compensation philosophy has been consistent for many years. The Committee established ConAgra's long-term executive compensation plans with a view that benefits payable under short-term incentive plans are geared to performance in the current fiscal year, while benefits payable under the long-term incentive plans are designed to incent executives for measured performance over time.

    The Committee believes that ConAgra's executives should hold a significant ownership in ConAgra Common Stock. Such stock ownership is expected to result in executive decision-making, which is in the best long-term interests of ConAgra and its stockholders. The Committee has structured ConAgra's long-term incentives to be totally stock-based.

    ConAgra's executive compensation consists of three components: base salary, short-term incentives and long-term incentives. The Committee approved and administered the executive compensation programs within each of these components during fiscal 2000.

    The Committee has reviewed ConAgra's compensation plans in light of Internal Revenue Code provisions relating to the disallowance of deductions for nonperformance-based remuneration in excess of $1,000,000 to certain executive officers. The Committee intends to structure ConAgra's executive compensation plans so that payments thereunder will generally be fully deductible. However, ConAgra may occasionally grant restricted shares or compensation in excess of $1,000,000 for specific reasons which would not qualify as deductible performance-based remuneration.

Base Salary

    The Committee establishes the salary ranges for executive positions in relation to the median pay for similar positions in the food industry. The base salary for each executive officer is established based on individual performance and contribution to the profitability of ConAgra, considering the competitiveness of the total compensation package. The Committee periodically uses outside consultants and published compensation survey data to review competitive rates of pay and establish salary ranges. There was no change in Mr. Rohde's base salary in fiscal 2000.

Short-Term Incentives

    The Committee believes that an executive's contribution toward achieving ConAgra's growth in earnings per share, annual operating profit plans, and annual return on equity performance should form the basis for short-term incentives. The Committee establishes performance goals at the beginning of each fiscal year tied to the attainment of annual company-wide or business unit profit plans. Executive officers are assigned threshold and target short-term bonus award opportunities. The short-term incentive target, plus base salary, is intended to provide a fully competitive annual cash compensation program for ConAgra's executives when business and individual goals are met. The short-term incentive for ConAgra's executive officers in fiscal 2000 was established under the Executive Annual Incentive Plan, which stockholders approved in 1999.

    Mr. Rohde's annual bonus for fiscal 2000 was based on attainment of goals established by the Committee at the beginning of the fiscal year. The target goals for fiscal 2000 were based on achievement of earnings per share objectives and return on equity objectives for ConAgra.

Long-Term Incentives

    ConAgra's long-term incentives for executive officers are provided through a long-term senior management incentive program and stock plans adopted in 1985, 1990 and 1995.

    The long-term senior management incentive program rewards participants, including executive officers, based on ConAgra's ability to increase earnings per share, with awards at target levels for double-digit earnings growth. The Committee selects participants, including executive officers, on an annual basis, and the participants are eligible to share in an award pool capped at 8% of ConAgra's excess after-tax earnings over and above a minimum 5% compound growth rate from a five-year average earnings base. The award is issued in the form of restricted share equivalent units, vesting generally on the fifth anniversary of issuance, and stock options. The Chief Executive Officer participated in the long-term senior management incentive program during fiscal 2000 at an award level generally equal to three times the award level of the next highest executive officer named in the Summary Compensation Table. This higher level of participation reflects the Committee's judgment as to the duties and responsibilities required of the Chief Executive Officer position and his expected contributions to the Company's profitability. The Chief Executive Officer's participation in the program for fiscal 2000 resulted in the issuance of 56,460 restricted stock equivalent units and the grant of 225,840 options.

    The Committee also administers ConAgra's stock plans, which authorize various stock-based incentives, including grants of stock options and restricted stock. The Committee generally grants options on an annual basis representing up to 1.25% of ConAgra's outstanding Common Stock. During fiscal 2000, options were granted to 1,755 ConAgra employees, including all of ConAgra's executive officers. The Committee grants stock options at the prevailing market price of ConAgra's Common Stock and such options therefore have value only if ConAgra's stock price increases. Most option grants for executive officers vest in 20% annual installments beginning on the last day of the fiscal year following the date of grant, and the executive officer must be employed by ConAgra at the time of vesting at the end of the fiscal year in order to exercise the options.

    For services in fiscal 2000, the Chief Executive Officer received 225,840 non-qualified options in July 2000. The Committee established this option grant at four times the number of restricted stock equivalent units received by Mr. Rohde pursuant to the long-term senior management incentive program for fiscal 2000 results.

                        ConAgra Human Resources Committee
                           Carl E. Reichardt, Chairman
                                Walter Scott, Jr.
                               Clayton K. Yeutter

                          COMPARATIVE STOCK PERFORMANCE

    The  comparative  stock  performance  graphs shown below  compare the yearly change in cumulative value of ConAgra's Common Stock with certain Index values for both five- and ten-year periods ended May 2000. Both graphs set the beginning value of ConAgra Common Stock and the Indices at $100. All calculations assume reinvestment of dividends. The performance graphs compare ConAgra with the Standard and Poor's (S&P) 500 Stock Index and the S&P Food Group Index. All Index values are weighted by capitalization of companies included in the group.

                              FIVE YEAR COMPARISON

                    Starting
                   Basis 1995        1996            1997           1998            1999           2000
----------------- -------------- -------------- --------------- -------------- --------------- --------------
ConAgra              100.00         130.57          188.90         186.44          170.22         154.32
S&P 500              100.00         128.42          166.18         217.14          262.81         283.20
S&P Foods            100.00         117.83          155.46         210.41          185.52         171.23

                               TEN YEAR COMPARISON

                 Starting
                 Basis
                   1990       1991      1992     1993      1994      1995      1996      1997      1998      1999      2000
---------------- ---------- --------- --------- -------- --------- --------- --------- --------- --------- --------- ---------
ConAgra          100.00     149.01    128.63    127.54   149.81    178.32    232.84    336.85    332.47    303.54    275.19
S&P 500          100.00     111.77    122.76    136.98   142.78    171.55    220.30    285.07    372.50    450.84    485.83
S&P Foods        100.00     127.85    133.83    140.34   139.41    175.83    207.18    273.35    369.95    326.18    301.07

                     ITEM 2: INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, acting upon recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche to examine the financial statements of the Company and its subsidiaries for the fiscal year ending May 27, 2001. The same firm conducted the fiscal 2000 examination. Representatives from Deloitte & Touche will be present at the Annual Stockholders' Meeting. The representatives will have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2.

                 ITEM 3: APPROVAL OF THE CONAGRA 2000 STOCK PLAN

General

    ConAgra's Board of Directors has adopted the ConAgra 2000 Stock Plan (the "Plan"), subject to stockholder approval. The Board of Directors recognizes the value of stock incentives in assisting ConAgra in attracting, retaining and motivating employees and in enhancing of the long-term mutuality of interest between ConAgra stockholders and its officers and directors. As of July 27, 2000, only 631,190 shares of common stock remain available for grant under ConAgra's current stock plans, the Board of Directors has approved the Plan which authorizes the issuance of up to 30,000,000 shares of ConAgra common stock.

    Under the Plan, the Human Resources Committee (the "Committee") of the Board may grant stock options, stock appreciation rights, restricted stock and certain stock bonuses to officers and other employees of ConAgra and its subsidiaries. The number of grantees may vary from year to year. The number of employees eligible to participate in the Plan is estimated to be approximately 3,500. The Committee administers the Plan and its determinations are binding upon all persons participating in the Plan.

    The maximum number of shares of ConAgra's common stock that may be issued under the Plan is 30,000,000. Any shares of common stock subject to an award which for any reasons are cancelled, terminated or otherwise settled without the issuance of any common stock are again available for awards under the Plan. If payment for an award or the satisfaction of related withholding tax liabilities is effected through the surrender of common stock or the withholding of common stock, the number of shares of common stock available for awards under the Plan shall be increased by the number of shares of common stock so surrendered or withheld. The maximum number of shares of common stock which may be issued under the Plan to any one employee shall not exceed 10% of the aggregate number of shares of common stock that may be issued under the Plan. The shares may be unissued shares or treasury stock. If there is a stock split, stock dividend, recapitalization, spinoff, exchange or other similar corporate transaction or event affecting ConAgra's common stock, appropriate adjustments shall be made by the Committee in the number of shares issuable in the future and in the number of shares and price under all outstanding grants made before the event.

Grants Under the Plan

    Stock Options for Employees: The Committee may grant employees nonqualified options and options qualifying as incentive stock options. The option price of either a nonqualified stock option or an incentive stock option will be the fair market value of the common stock on the date of grant. Options qualifying as incentive stock options must meet certain requirements of the Internal Revenue Code. To exercise an option, an employee may pay the option price in cash, or if permitted by the Committee, by withholding shares otherwise issuable on exercise of the option or by delivering other shares of common stock, if such shares have been owned by the optionee for at least six months. The term of each option will be fixed by the Committee but may not exceed ten years from the date of grant. The Committee will determine the time or times when each option is exercisable. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. All outstanding options become immediately exercisable in the event of a change-in-control of ConAgra.

    Stock Appreciation Rights: The Committee may grant a stock appreciation right (a "SAR") in conjunction with the option granted under the Plan or separately from any option. Each SAR granted in tandem with an option may be exercised only to the extent that the corresponding option is exercised, and such SAR terminates upon termination or exercise of the corresponding option. Upon the exercise of a SAR granted in tandem with an option, the corresponding option will terminate. SAR's granted separately from options may be granted on such terms and conditions as the Committee establishes. If an employee exercises a SAR, the employee will generally receive a payment equal to the excess of the fair market value at the time of exercise of the shares with respect to which the SAR is being exercised over the price of such shares as fixed by the Committee at the time the SAR was granted. Payment may be made in cash, in shares of ConAgra common stock, or any combination of cash and shares as the Committee determines.

    Restricted Stock: The Committee may grant awards of restricted stock to employees under the Plan. The restrictions on such shares shall be established by the Committee, which may include restrictions relating to continued employment and ConAgra financial performance. The Committee may issue such restricted stock awards without any cash payment by the employee, or with such cash payment as the Committee may determine. All restrictions lapse in the event of a change-in-control of ConAgra. A maximum of 10% of the shares of stock available for issuance under the Plan may be issued as restricted stock and stock bonuses. The Committee intends that restricted stock grants shall have a minimum restriction period of one year on performance-based restricted stock and three years on tenure-based restricted stock. The Committee has the right to accelerate the vesting of restricted shares and to waive any restrictions. The Committee intends to grant acceleration or waiver of restricted stock provisions only in special circumstances.

    Stock Bonuses: The Committee may grant a bonus in shares of ConAgra common stock to employees under the Plan. Such stock bonuses shall only be granted in lieu of cash compensation otherwise payable to such employee.

    Director Participation: Each non-employee director will receive under the Plan (1) an annual award of 1,800 shares of common stock and (2) an annual award of a nonqualified stock option for 9,000 shares of common stock exercisable at the fair market value of ConAgra's common stock on the date of grant. These awards shall be made annually on the date of and following completion of ConAgra's annual stockholders' meeting, commencing with the 2000 annual stockholders' meeting. Directors currently receive similar grants under the 1995 Stock Plan. Following stockholder approval of the 2000 Stock Plan, directors will receive such grants only pursuant to the 2000 Stock Plan.

    Tax Withholding: The Committee may permit an employee to satisfy applicable federal, state and local income tax withholding requirements through the delivery to ConAgra of previously-acquired shares of common stock or by having shares otherwise issuable under the Plan withheld by ConAgra.

    Other Information: Except as permitted by the Committee, awards under the Plan are not transferable except by will or under the laws of descent and distribution. The Board may terminate the Plan at any time but such termination shall not affect any stock options, SAR's, restricted stock or stock bonuses then outstanding under the Plan. Unless terminated by action of the Board, the Plan will continue in effect until September 30, 2010, but awards granted prior to such date will continue in effect until they expire in accordance with their original terms. The Board may also amend the Plan as it deems advisable. Amendments which (1) materially modify the requirements for participation in the Plan, (2) increase the number of shares of ConAgra common stock subject to issuance under the Plan, or (3) change the minimum exercise price for stock options as provided in the Plan, must be submitted to stockholders for approval.

Federal Income Tax Consequences

    With respect to incentive stock options, if the holder of an option does not dispose of the shares acquired under exercise of the option within one year from the transfer of such shares to such employee, or within two years from the date the option to acquire such shares is granted, then for federal income tax purposes (1) the optionee will not recognize any income at the time of exercise of the option; (2) the excess of the fair market value of the shares as of the date of exercise over the option price will constitute an "item of adjustment" for purposes of the alternative minimum tax; and (3) the difference between the option price and the amount realized upon the sale of the shares by the optionee will be treated as a long-term capital gain or loss. ConAgra will not be allowed a deduction for federal income tax purposes in connection with the granting of an incentive stock option or the issuance of shares thereunder.

     With respect to the grant of options which are not incentive stock options, the person receiving an option will recognize no income on receipt thereof. Upon the exercise of the option, the optionee will recognize ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date the option is exercise. ConAgra generally will receive an equivalent deduction at that time.

    With respect to restricted stock awards and bonuses of common stock, an amount equal to the fair market value of the ConAgra shares distributed to the employee (in excess of any purchase price paid by the employee) will be includable in the employee's gross income at the time of receipt unless the award is not transferable and subject to a substantial risk of forfeiture as defined in Section 83 of the Internal Revenue Code (a "Forfeiture Restriction"). If an employee receives an award subject to a Forfeiture Restriction, the employee may elect to include in gross income the fair market value of the award. In the absence of such an election, the employee will include in gross income the fair market value of the award subject to a Forfeiture Restriction on the earlier of the date such restrictions lapse or the date the award becomes transferable. ConAgra generally is entitled to a deduction at the time and in the amount that the income is included in the gross income of an employee.

    With respect to stock appreciation rights, the amount of any cash (or the fair market value of any common stock) received upon the exercise of a stock appreciation right will be subject to ordinary income tax in the year of receipt and ConAgra generally will be entitled to a deduction for such amount.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE CONAGRA 2000 STOCK PLAN.

                    ITEM 4: APPROVAL OF CORPORATE NAME CHANGE

    ConAgra's Board of Directors has approved a change in the Company's name to ConAgra Foods, Inc. To accomplish this result, the Board of Directors recommends that stockholders approve an amendment to Article I of the Company's Certificate of Incorporation so that it reads: The name of the Corporation shall be ConAgra Foods, Inc.

    The Company's current corporate name is ConAgra, Inc. ConAgra is a $25 billion revenue company that has substantially grown from its beginnings in basic agriculture. ConAgra began as a producer of wheat, flour and other agricultural products. Through many years of acquisitions and internal growth, ConAgra is now a leader in the manufacture and marketing of branded and value-added foods:

o Approximately 80% of ConAgra's sales come from food products such as French fried potatoes, microwave popcorn and frozen prepared meals.

o ConAgra is the largest food supplier to United States restaurants and institutions.

o   ConAgra is the second largest retail food supplier in the United States.

    Twenty years ago, ConAgra had minimal presence in value-added foods and a limited number of recognizable brands. Today ConAgra is known for household branded foods such as Healthy Choice, Butterball, Banquet, Hunts, Orville Redenbacher, Reddi Wip, Slim Jim and Armour. ConAgra has 27 food brands with retail sales in excess of $100 million each.

    The Board of Directors values ConAgra's rich history in basic agriculture. The Board of Directors also believes that "ConAgra Foods, Inc." more accurately reflects the Company's current mission and businesses.

THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION CHANGING ITS NAME TO CONAGRA FOODS, INC.

                        FISCAL 2001 STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented in the 2001 Annual Meeting proxy statement must be received by the Company no later than April 24, 2001.

    The Company's By-laws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an Annual Stockholders' Meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice for the 2001 annual meeting must be received by the Company at One ConAgra Drive, Omaha, NE 68102-5001, not less than 90 nor more than 120 days prior to the first anniversary of the 2000 annual meeting. However, if the date of the 2001 annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, such notice must be received by the Company not later than the 90th day prior to such meeting day or the tenth day following public announcement of such meeting date.

    The  By-laws  specify  the   information   which  must  accompany  any  such
stockholder notice. Any stockholder may obtain details on the provisions of the By-laws from the Corporate Secretary of the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of ConAgra's
Common Stock with the U.S. Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish ConAgra with copies of all Section 16(a) forms so filed. Based solely on a review of the copies of such forms furnished to ConAgra and written representations from ConAgra's executive officers and directors, ConAgra believes that all persons subject to these reporting requirements filed the required reports on a timely basis during fiscal 2000, except that one open market purchase by Kenneth E. Stinson, a director, was not reported on a timely basis.

                                  OTHER MATTERS

    Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting of Stockholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

                                                               Company #  ______
                                                             Control #  ________

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Telephone and Internet voting are available until 12:00 p.m. (ET) on September 27, 2000.

VOTE BY PHONE - TOLL FREE -  1-800-240-6326

o Use any touch-tone telephone to vote your proxy.

o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above.

o Follow the simple voice mail instructions.

VOTE BY INTERNET -  http://www.eproxy.com/cag/

o Use the Internet to vote your proxy.

o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Please follow the instructions on the Proxy Card below.

      If you vote by Phone or Internet, please do not mail your Proxy Card.

                              This is Your ConAgra
                                   PROXY CARD
                      Please vote and sign on reverse side

This proxy is solicited by your Board of Directors for the September 28, 2000 Annual Stockholders Meeting

     The  undersigned  stockholder  appoints each of B. Rohde and W. Scott,  Jr.
attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of ConAgra, Inc., that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, AND 4.

     Voting by mail. If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such.

                  (This proxy is continued on the reverse side)

     This proxy will be voted as directed, or if no direction is indicated, will be voted as recommended by the Board of Directors. This proxy is solicited on behalf of the Board of Directors.

The Board of Directors recommends a vote FOR Items 1, 2, 3 and 4.

Item 1. Elect Directors - Nominees: Robert A. Krane, Bruce Rohde, Walter Scott, Jr.

       FOR        WITHHELD    WITHHELD FOR: (Write nominee name(s)
       [ ]          [ ]       in the space provided below.)

                              ----------------------------------

Item 2. Appointment of Independent Accountants

       FOR        AGAINST     ABSTAIN
       [ ]          [ ]        [ ]


Item 3. Approval of ConAgra 2000 Stock Plan.

       FOR        AGAINST     ABSTAIN      This proxy will be voted as directed,
       [ ]          [ ]        [ ]         or if no direction is indicated, will
                                           be  voted as recommended by the Board
                                           of Directors. This proxy is solicited
                                           on behalf of the Board of Directors.

Item 4. Approval of name change to
        "ConAgra Foods, Inc.".             ____________________________________
                                           Signature
      FOR         AGAINST     ABSTAIN
      [ ]           [ ]        [ ]         ____________________________________
                                           Signature

                                           ____________________________________
                                           Date

                                           NOTE:  Please  sign  as  name appears
                                           here.  Joint owners should each sign.
                                           When  signing  as attorney, executor,
                                           administrator,  trustee  or guardian,
                                           give full title.

                                    APPENDIX

NOTE: Pursuant to Instruction 3 to Item 10 of Schedule 14A of the Securities Act of 1934, the following written plan document, which is not being mailed to stockholders with the proxy statement, is being filed in electronic format as an appendix to this proxy statement filing.

                             CONAGRA 2000 STOCK PLAN

                                    SECTION 1

                                NAME AND PURPOSE

     1.1 Name. The name of the plan shall be the ConAgra 2000 Stock Plan (the "Plan").

     1.2. Purpose of Plan. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase stockholder value by (a) motivating superior performance by means of stock incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees and (c) enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company.

                                    SECTION 2

                                   DEFINITIONS

     2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

     (a) "Act" means the Securities Exchange Act of 1934, as amended.

     (b) "Award" means any Option, Stock Appreciation Right, Restricted Stock, Stock Bonus, or any combination thereof granted under the Plan, including Awards combining two or more types of Awards in a single grant.

     (c) "Board" means the Board of Directors of the Company.

     (d) "Code" means the Internal Revenue Code of 1986, as amended.

     (e) "Committee" means the Human Resources Committee of the Board, which shall consist of two or more members, each of whom shall be a
          "non-employee director" within the meaning of Rule 16b-3 as promulgated under the Act.

     (f) "Company" means ConAgra, Inc., a Delaware corporation (and any successor thereto) and its Subsidiaries.

     (g) "Director Award" means an award of Stock and an award of a Nonstatutory Stock Option granted to each Eligible Director pursuant to Section 7.1 without any action by the Board or the Committee.

     (h) "Eligible Director" means a person who is serving as a member of the Board and who is not an Employee.

     (i) "Employee"   means   any   employee  of  the  Company  or  any  of  its
         Subsidiaries.

     (j) "Fair Market Value" means, on any date, the closing price of the Stock as reported on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of the Stock are traded or quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on such exchange (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Stock transactions were so reported.

     (k) "Option" means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an Incentive Stock Option within the meaning of Section 422 of the Code or (ii) a Nonstatutory Stock Option.

     (l) "Participant" means any Employee designated by the Committee to participate in the Plan.

     (m) "Plan" means the ConAgra 2000 Stock Plan, as in effect from time to time.

     (n) "Restricted Stock" shall mean a share of Stock granted to a Participant subject to such restrictions as the Committee may determine.

     (o) "Stock" means the Common Stock of the Company, par value $5.00 per share.

     (p) "Stock Appreciation Right" means the right, subject to such terms and conditions as the Committee may determine, to receive an amount in cash or Stock, as determined by the Committee, equal to the excess of (i) the Fair Market Value, as of the date such Stock Appreciation Right is exercised, of the number shares of Stock covered by the Stock Appreciation Right being exercised over (ii) the aggregate exercise price of such Stock Appreciation Right.

     (q) "Stock Bonus" means the grant of Stock as compensation from the Company in lieu of cash salary or bonuses otherwise payable to the Participant and stock issued for service awards and other similar Employee recognition programs.

     (r) "Subsidiary" means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, 25% or more of the voting power or of the capital interest or profits interest of such entity.

     2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

                                    SECTION 3

                          ELIGIBILITY AND PARTICIPATION

     Except as otherwise provided in Section 7.1, the only persons eligible to participate in the Plan shall be those Employees selected by the Committee as Participants.

                                    SECTION 4

                             POWERS OF THE COMMITTEE

     4.1 Power to Grant. The Committee shall determine the Participants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all such Awards. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Awards, and for the same Participant for each Award such Participant may receive, whether or not granted at different times.

     4.2 Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons. Notwithstanding anything else contained in the Plan to the contrary, neither the Committee nor the Board shall have any discretion regarding whether an Eligible Director receives a Director Award pursuant to Section 7.1 or regarding the terms of any such Director Award, including, without limitation, the number of shares subject to any such Director Award.

                                    SECTION 5

                              STOCK SUBJECT TO PLAN

     5.1 Number. Subject to the provisions of Section 5.3, the number of shares of Stock subject to Awards (including Director Awards) under the Plan may not exceed 30,000,000 shares of Stock. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose. The maximum number of shares of Stock with respect to which Awards may be granted to any one Employee under the Plan is 10% of the aggregate number of shares of Stock available for Awards under
Section 5.1. A maximum of 10% of shares of Stock available for issuance under the Plan may be issued as Restricted Stock and Stock Bonuses.

     5.2 Cancelled, Terminated, Forfeited or Surrendered Awards. Any shares of Stock subject to an Award which for any reason are cancelled, terminated or otherwise settled without the issuance of any Stock shall again be available for Awards under the Plan. In the event that any Award is exercised through the delivery of Stock or in the event that withholding tax liabilities arising from such Award are satisfied by the withholding of Stock by the Company, the number of shares available for Awards under the Plan shall be increased by the number of shares so surrendered or withheld.

     5.3 Adjustment in Capitalization. In the event of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares, or other similar corporate transaction or event, (i) the aggregate number of shares of Stock available for Awards under Section 5.1 and (ii) the number of shares and exercise price with respect to Options and the number, prices and dollar value of other Awards, shall be appropriately adjusted by the Committee, whose determination shall be conclusive. If, pursuant to the preceding sentence, an adjustment is made to the number of shares of Stock authorized for issuance under the Plan, a corresponding adjustment shall be made to the number of shares subject to each Director Award thereafter granted pursuant to Section 7.1.

                                    SECTION 6

                                  STOCK OPTIONS

     6.1 Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonstatutory Stock Options. The Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant. Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the exercisability (if any) of the Option in the event of death, retirement, disability or termination of employment, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. Options may also be granted in replacement of or upon assumption of options previously issued by companies acquired by the Company by merger or stock purchase, and any options so replaced or assumed may have the same terms including exercise price as the options so replaced or assumed.

     6.2 Option Price. Nonstatutory Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the Option is granted.

     6.3 Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose, subject to the Committee's right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, no Option shall be exercisable for more than ten years after the date on which it is granted.

     6.4 Payment. The Committee shall establish procedures governing the exercise of Options, which shall require that written notice of exercise be given and that the Option price be paid in full in cash or cash equivalents, including by personal check, at the time of exercise or pursuant to any arrangement that the Committee shall approve. The Committee may, in its discretion, permit a Participant to make payment (i) by tendering, by either actual delivery of shares or by attestation, shares of in Stock already owned by the Participant valued at its Fair Market Value on the date of exercise (if such Stock has been owned by the Participant for at least six months) or (ii) by electing to have the Company retain Stock which would otherwise be issued on exercise of the Option, valued at its Fair Market Value on the date of exercise. As soon as practicable after receipt of a written exercise notice and full payment of the exercise price, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Stock. The Committee may permit a Participant to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of stock (or a sufficient portion of the shares) acquired upon the exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any required tax withholding resulting from such exercise.

     6.5 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Section 421 of the Code.

                                    SECTION 7

                                 DIRECTOR AWARDS

     7.1 Amount of Award. Each Eligible Director shall receive annually (i) a grant of a Nonstatutory Stock Option for 9,000 shares of Stock and (ii) a grant of 1,800 shares of Stock from the Company's treasury shares. Such grants shall be made each year immediately following the annual meeting of Company stockholders to those persons who are Eligible Directors immediately following such meeting.

     7.2 No Other Awards. An Eligible Director shall not receive any other Award under the Plan.


                                    SECTION 8

                            STOCK APPRECIATION RIGHTS

     8.1 SAR's In Tandem with Options. Stock Appreciation Rights may be granted to Participants in tandem with any Option granted under the Plan, either at or after the time of the grant of such Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Each Stock Appreciation Right shall only be exercisable to the extent that the corresponding Option is exercisable, and shall terminate upon termination or exercise of the corresponding Option. Upon the exercise of any Stock Appreciation Right, the corresponding Option shall terminate.

     8.2 Other Stock Appreciation Rights. Stock Appreciation Rights may also be granted to Participants separately from any Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

                                    SECTION 9

                                RESTRICTED STOCK

     9.1 Grant of Restricted Stock. The Committee may grant Restricted Stock to Participants at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan as it shall determine. Each grant of Restricted Stock shall be subject to such restrictions, which may relate to continued employment with the Company, performance of the Company, or other restrictions, as the Committee may determine. Each grant of Restricted Stock shall be evidenced by a written agreement setting forth the terms of such Award.

     9.2 Removal of Restrictions. The Committee may accelerate or waive such restrictions in whole or in part at any time in its discretion.

                                   SECTION 10

                                  STOCK BONUSES

     10.1 Grant of Stock Bonuses. The Committee may grant a Stock Bonus to a Participant at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan, as it shall determine. Such stock bonuses shall only be granted in lieu of cash compensation otherwise payable to an employee.

                                   SECTION 11

                AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

     11.1 General. The Board may from time to time amend, modify or terminate any or all of the provisions of the Plan, subject to the provisions of this
Section 11.1. The Board may not change the Plan in a manner which would prevent outstanding Incentive Stock Options granted under the Plan from being Incentive Stock Options without the written consent of the optionees concerned.
Furthermore, the Board may not make any amendment which would (i) materially modify the requirements for participation in the Plan, (ii) increase the number of shares of Stock subject to Awards under the Plan pursuant to Section 5.1, or
(iii) change the minimum exercise price for stock options as provided in Section 6.2, in each case without the approval of a majority of the outstanding shares of Stock entitled to vote thereon. No amendment or modification shall affect the rights of any Employee with respect to a previously granted Award, nor shall any amendment or modification affect the rights of any Eligible Director pursuant to a previously granted Director Award, without the written consent of the Employee or Eligible Director.

     11.2 Termination of Plan. No further Options shall be granted under the Plan subsequent to September 30, 2010, or such earlier date as may be determined by the Board.

                                   SECTION 12

                            MISCELLANEOUS PROVISIONS

     12.1 Nontransferability of Awards. Except as otherwise provided by the Committee, no Awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

     12.2 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingent or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee. In the absence of any such designation, Awards outstanding at death may be exercised by the Participant's surviving spouse, if any, or otherwise by his estate.

     12.3 No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary. No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

     12.4 Tax Withholding. The Company shall have the power to withhold, or require a Participant or Eligible Director to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan, and the Company may defer issuance of Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose,
(i) to have shares of Stock otherwise issuable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Stock, in each case having a Fair Market Value sufficient to satisfy all or part of the Participant's estimated total federal, state and local tax obligation associated with the transaction.

     12.5 Change of Control. On the date of a Change of Control (as herein defined), all outstanding Options and Stock Appreciation Rights shall become immediately exercisable and all restrictions with respect to Restricted Stock shall lapse. Change of Control shall mean:

         (a) The acquisition (other than from the Company) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (excluding any acquisition or holding by
                  (i) the Company or its subsidiaries (ii) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

         (b) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for the election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

         (c) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, in which the Company is not the surviving entity and with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

     12.6 Agreements with Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee or its designee.

     12.7 Company Intent. The Company intends that the Plan comply in all respects with Rule 16b-3 under the Act, and any ambiguities or inconsistencies in the construction of the Plan shall be interpreted to give effect to such intention.

     12.8 Requirements of Law. The granting of Awards and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required.

     12.9 Effective Date. The Plan shall be effective upon its adoption by the Board subject to approval by the Company's stockholders at the 2000 annual stockholders' meeting.

     12.10 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.